Exhibit 4.20

Equity and Assets Transfer Agreement of

Anlong Hengrui Graphite Material Co., Ltd.

Party A: Sunrise (Guizhou) New Energy Materials Co., Ltd.

Address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

Legal representative: Du Huiyu

Unified Social Credit Code: 91522320MA7BMUXCX0

Party B1: Liu Fuxuan

Address: Xinwuji Group, Xiaobaoyun Village, Dushan Town, Anlong County

ID number: 522328196306224511

Party B2: Liu Bao

Address: Xiangzikou Group, Xinjie Village, Puping Town, Anlong County

ID number: 522328197609272435

Party B3: Liu Fuhan

No. 58, Shuchangba, Zhaodi Subdistrict Office, Anlong County

ID number: 522328197110100095

Party C (target company): Anlong Hengrui Graphite Material Co., Ltd.

Address: Xinqiao Village, Xinqiao Town, Anlong County, Qianxinan Buyi and Miao Autonomous Prefecture, Guizhou Province

Legal representative: Liu Bao

Unified social credit code: 915223285806804433

Whereas:

Party C is a limited company established and legally existing in accordance with the laws of the People’s Republic of China. The company was established on September 1, 2011, with a registered capital of 40 million yuan and a paid-in registered capital of 40 million yuan. The legal representative is Liu Bao, and its business status is In order to survive, the business scope includes graphite materials processing, sales; logistics, warehousing or transportation of professional logistics enterprises.

Party C’s current registered shareholders are Party B1 (holding 50% of the shares), Party B2 (holding 25% of the shares), and Party B3 ( holding 25% of the shares). Party C has acquired all the equity and all assets of the company, and agrees to assume corresponding responsibilities according to this agreement.

Party A, Party B, and Party C have conducted friendly consultations, based on the principles of mutual benefit and common development, on the basis of equality, voluntariness, and integrity, and in accordance with relevant laws such as the Civil Code of the People’s Republic of China and the Company Law of the People’s Republic of China. With regard to Party C’s company and asset acquisition matters, the following agreement was reached in Xingyi City, Qianxinan, Guizhou Province, for mutual compliance.

1. Target company and assets

Party B sells all the equity of Party C held by Party B to Party A (the lease agreement between Party C and the driving school shall be performed by Party A, and the income during the lease period shall be belong to Party B, and Party B shall be responsible for the expenses incurred in fulfilling the agreement. The above-mentioned facilities and equipment are large cranes, cutting equipment, graphite materials piers, and sewage irrigation, which shall be dismantled and cleared by Party B). Party C’s assets include all tangible and intangible assets under the company’s name. For details of assets, see the content of the asset evaluation list, including but not limited to 20,414.35 square meters of steel structure workshops, 1,780.02 square meters of office and staff dormitories, 60,839.3 square meters real estate under Qian (2018) Dingxiao Development Zone Real Estate No. 0000306 (including 15 acres of driving school), 33909.6 square meters real estate under Qian (2018) Dingxiao Development Zone Real Property No. 0000307, 33811.3 square meters real estate under Qian (2018) Dingxiao Development Zone Real Estate No. 0000308, the above-mentioned 3 real estate property certificates totaling 127960.2 square meters of land and all structures in the factory area. And also including 128,000.64 square meters construction land planning permit of Dizi No. 520000201417787, and 90667.12 square meters construction project planning permit of Jianzi No. 520000201408618.

2. Party C’s claims and debts

The base date of this transaction is July 2, 2022. The assets of the company included in the asset evaluation list from the base date will be frozen, and Party B shall not take charge of them without authorization. Party C’s creditor’s rights and debts (including but not limited to loans, farmers’ arrears, employee wages, social security and taxes, etc.) before the base date are not included in the assets transferred under this contract, and shall be take charge of by Party B on its own, and has no relationship with Party A. If Party A assumes the responsibility to pay off the debts occurred before the base date, Party B shall compensate Party A for the losses.

3. Transfer price and payment method

3.1 In this transfer, Party A acquires all the equity of Party C held by Party B1, Party B2, and Party B3 to realize the acquisition of the target company and all assets under its name. After consensus among the three parties, the equity transfer price is determined to be RMB 40 million yuan (¥40,000,000).

3.2 Both Party A and Party B agree to establish a joint bank account after the signing of this contract. Before July 10, 2022, Party A shall pay RMB 10 million (¥ 10,000,000) as the first equity transfer payment (deposit). Party B shall complete the industrial and commercial registration procedures for 100% equity transfer of the target company, as well as all property certificates, land certificates, and asset mortgage cancellation registration within one month. After the above matters are completed and signed by both parties, the deposit will be paid to the designated account of Party B by the joint account. Party B must complete the items in the table below and be confirmed by both parties. The expenses related to the repayment of all debts of Party C shall be borne by Party B, including but not limited to the repayment responsibility of approximately 9 million RMB for bank mortgage loans.

No.	Date	Contents to be completed by Party B	Amount to pay upon completion
1	Before July 15	Complete the industrial and commercial registration procedures for 100% equity transfer, and transfer company information	2 million
2	Before July 21	Complete all property certificates, land certificates, and asset mortgage release registration (pay 6 million to the bank to release the mortgage)	6 million
3	Before July 31	Complete the cleaning of the factory premises, transportation and delivery of construction waste	2 million

3.3 The remaining RMB 30 million yuan equity transfer payment will be paid in 4 installments, that is, 5 million yuan will be paid before August 1, 2023; 5 million yuan will be paid before August 20, 2024; 10 million yuan will be paid before August 20, 2025, and 10 million yuan will be paid before August 20, 2026. Party B1, Party B2, and Party B3 agree that Party A’s equity transfer payment should be paid to the following account:

Party B2: Liu Bao

Account opening bank: Anlong County Branch of Bank of Guiyang

Bank account number: 6215529902001455432

Party B1, B2 and B3 shall distribute the funds by themselves in proportion.

3.4 During the payment period, if there is any remaining debt that has not been settled before the base date, Party A can use the equity transfer payable to offset the remaining debt.

4. Representations and Warranties

4.1 After the signing of this contract, Party A, Party B and Party C shall carry out the asset list and hand over the company according to the detailed list of the target assets as the annex to the contract. Personnel receive Party C’s official seal, financial seal, business seal, financial account books, business license and other certification materials. Party B shall manage the assets of the target company properly and in good faith, and shall not have any behavior that damages the target assets. Party B shall take charge of the remaining debts under the supervision of Party A., with assistance.

4.2 Party B shall be responsible to finish the following within 6 months after it receives the 10 million yuan deposit: (1) it is responsible for clearing all the structures on the site and handing them over to Party A; (2) it is responsible for coordinating the relocation of all farmhouse owners within the red line of the company’s site, and all expenses incurred shall be borne by Party B. (Party B attaches a list of houses that need to be moved out within the red line); (3) according to the needs of Party A, Party B is responsible for the capacity expansion procedures of the transformer, and Party A is responsible for the payment. Since Party C has no real estate certificate and construction permit, Party B shall provide the state-owned land real estate certificate, construction project planning permit, and construction land planning permit to Party A, but Party A shall fully bear the cost of handling the real estate certificate.

4.3 Party B guarantees to fulfill its obligations in good faith in accordance with the provisions of this contract and complete all the above contents within the agreed period, including if Party B is unable to transfer assets or complete relevant legal asset certificates or fails to complete the relevant provisions within the agreed period due to reasons attributable to Party B, it shall be deemed as a breach of contract. Party B shall bear a penalty of 20% of the total transfer price and all responsibilities.

4.4 If Party A fails to pay the installment payment agreed in the contract on time, if the payment due in the current period has not exceeded one year, the late payment fee shall be 0.05% per day, and if it exceeds one year, Party A shall bear 20 % of the total price as a breach of contract loss.

4.5 After Party A takes over Party C, if Party A undertakes to pay off the debts before the base date, Party B shall compensate Party A for the losses.

4.6 Party B guarantees that the information about the target company listed in this agreement is true; the ownership of the target company and all its assets and equipment belongs to Party B.

4.7 Party B is qualified to sign this agreement; for the transfer of the target company under this agreement, Party B Unanimous consent of all shareholders of the party.

5. Performance Guarantee Terms

After Party B completes the relevant industrial and commercial change registration as agreed, for Party B’s creditor’s rights under this agreement, Party A’s chairman Hu Haiping (ID number: 330106196710170432) shall undertake the repayment guarantee responsibility for the remaining installment equity transfer payment until it is paid off. At the same time, Party B designated Liu Bao (ID number: 522328197609272435) to provide a performance guarantee for this agreement.

6. Dispute and Resolution

6.1 Any dispute arising from or in connection with this contract shall be resolved through consultation between the parties. If consultation fails, a lawsuit may be filed with the people’s court in the place where the contract is performed. During the dispute resolution period, this agreement shall remain in full force and effect in all aspects except for the disputed matters. Except for the obligations related to the disputed matter, each party shall continue to fulfill its obligations and exercise its rights under this agreement.

6.2 If either Party A or Party B breaches the contract, the breaching party shall bear all reasonable expenses (including but not limited to attorney fees, travel expenses, etc.) for the non-breaching party to realize its rights.

8. Supplementary Terms

Any matters not covered in this agreement shall be separately agreed upon and agreed upon by all parties through written supplementary terms or agreements; Unless otherwise agreed in the supplementary terms or agreement, the supplementary terms and agreement shall have the same legal effect as this agreement.

9. Contract text

This contract is made in five copies, each party holds one copy, and it will take effect on the date of signature and seal, conducting the same legal validity.

(No text, signature page)

Party A: Sunrise (Guizhou) New Energy Materials Co., Ltd.

Party B1: Liu Fuxuan

Party B2: Liu Bao

Party B3: Liu Fuhan

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